Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2017 FIRST QUARTER RESULTS
AND UPDATES 2017 GUIDANCE

•	Q1 Net revenue of $2.4 billion, up 5% over last year

•	Q1 Diluted EPS of $1.84, up 16% over last year; Q1 Adjusted EPS of $2.22, up 8% over last year

•	Q1 Free Cash Flow of $162 million, up 188% over last year

•	2017 Adjusted EPS guidance updated to $9.20 to $9.60, up 4% to 9% over 2016

Burlington, NC, April 25, 2017 - Laboratory Corporation of America® Holdings (LabCorp® or the “Company”) (NYSE: LH) today announced results for the first quarter ended March 31, 2017, and updated 2017 guidance.

“We made strong progress on our enterprise-wide initiatives and turned in an outstanding performance in the Diagnostics business during the quarter,” said David P. King, chairman and chief executive officer. “Customers continued to embrace our integrated solutions, as evidenced by two major health system partnerships, a record number of study wins based on combined data, and strong growth in companion diagnostics. We also delivered strong growth in enterprise revenue, adjusted EPS, and free cash flow, and we returned $150 million to shareholders through share repurchases. In the LabCorp Diagnostics business, we had excellent revenue growth, with significant increases in both total and organic volume and revenue per requisition, leading to expansion of our industry-leading margins. Despite mixed results in our Covance Drug Development business, we saw strong orders, an improved book to bill ratio and solid progress in the clinical business.”

Consolidated Results

Net revenue for the quarter was $2.41 billion, an increase of 4.9% compared to $2.29 billion in the first quarter of 2016.  The increase in net revenue was due to strong growth in LabCorp Diagnostics, partially offset by the negative impact of foreign currency translation of approximately 40 basis points on a consolidated basis. Organic revenue growth (net revenue growth less revenue from acquisitions for the first twelve months after the close of each acquisition) was 2.7% on a constant currency basis.

Operating income for the quarter was $332.7 million, or 13.8% of net revenue, compared to $299.5 million, or 13.0%, in the first quarter of 2016. The increase in operating income and margin were primarily due to price, mix, acquisitions and productivity as well as lower restructuring charges and special items, partially offset by higher personnel costs in Covance Drug Development. The Company recorded restructuring charges and special items of $11.0 million in the quarter, compared to $29.3 million during the same period in 2016. Adjusted operating income (excluding amortization of $47.6 million, restructuring charges and special items) for the quarter was $391.3 million, or 16.2% of net revenue, compared to $373.1 million, or 16.3%, in the first quarter of 2016.

Net earnings in the quarter were $192.2 million, compared to $164.1 million in the first quarter of 2016. Diluted EPS were $1.84 in the quarter, an increase of 16.5% compared to $1.58 in the same period in 2016. Adjusted EPS (excluding amortization, restructuring charges and special items) were $2.22 in the quarter, an increase of 8.3% compared to $2.05 in the first quarter of 2016.

Operating cash flow for the quarter was $233.8 million, compared to $127.6 million in the first quarter of 2016. The increase in operating cash flow was due to higher earnings and improved working capital management. Capital expenditures totaled $72.2 million, compared to $71.4 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $161.6 million, compared to $56.2 million in the first quarter of 2016.

At the end of the quarter, the Company’s cash balance and total debt were $365.5 million and $5.9 billion, respectively. During the quarter, the Company invested $151.8 million in acquisitions, and repurchased $149.9 million of stock representing approximately 1.1 million shares. The Company had $589.6 million of authorization remaining under its share repurchase program at the end of the quarter.

***
The following segment results exclude amortization, restructuring charges, special items and unallocated corporate expenses.

First Quarter Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.72 billion, an increase of 8.0% over $1.59 billion for the first quarter of 2016. The increase in net revenue was driven by acquisitions, price, mix and organic volume (measured by requisitions). Total volume (measured by requisitions) increased by 4.3%, of which organic volume was 1.8% and acquisition volume was 2.5%. Revenue per requisition increased by 3.8%.

Adjusted operating income for the quarter was $341.0 million, or 19.9% of net revenue, compared to $308.0 million, or 19.4%, in the first quarter of 2016. The increase in operating income and margin were primarily due to strong revenue growth and the LaunchPad business process improvement initiative. LaunchPad remains on track to deliver net savings of $150 million through the three-year period ending in 2017.

Covance Drug Development
Net revenue for the quarter was $690.3 million, a decline of 1.8% from $703.1 million in the first quarter of 2016. Excluding the negative impact of foreign currency translation of 150 basis points, revenue in the quarter declined by 0.3% year over year. The decrease in net revenue was primarily due to slower revenue conversion from the backlog, and the impact of the previously-discussed cancellation by sponsors of two large clinical studies in late 2016, for which Covance Drug Development provided central laboratory services.

Adjusted operating income for the quarter was $83.5 million, or 12.1% of net revenue, compared to $103.2 million, or 14.7%, in the first quarter of 2016. The decline was primarily due to higher personnel costs, including targeted strategic investments to support future growth, partially offset by cost synergies. The Company remains on track to deliver cost synergies of $100 million related to the acquisition of Covance through the three-year period ending in 2017.

In addition, the Company has expanded its LaunchPad initiative to include Covance Drug Development. This initiative will consist of two phases implemented over three years. The first phase is intended to better align Covance Drug Development’s resources with its near-term outlook. This phase is expected to generate pre-tax savings of approximately $20 million in 2017 and approximately $45 million on an annualized basis thereafter, with pre-tax charges primarily related to severance and facility-closure costs expected to be approximately $30 million in 2017. The second phase will focus on long-term structural changes designed to create a more efficient business model for Covance Drug Development. Additional details on the second phase will be provided later this year.

During the trailing twelve months, net orders and net book-to-bill were $3.2 billion and 1.15, respectively. Backlog at the end of the quarter was $5.2 billion, and the Company expects approximately $2.1 billion of this backlog to convert into revenue in the next twelve months.

Updated Outlook for 2017
The following updated guidance assumes foreign exchange rates effective as of March 31, 2017 for the remainder of the year, and includes the impact of the expansion of LaunchPad in Covance Drug Development as well as currently anticipated capital allocation, including acquisitions, share repurchases and debt repayment.

•
Net revenue growth of 3.5% to 5.5% over 2016 net revenue of $9.44 billion, which includes the negative impact from approximately 40 basis points of foreign currency translation and equates to constant currency revenue growth of 3.9% to 5.9%. This is 100 basis points lower than the prior guidance of 4.5% to 6.5% due to a decline in expected revenue growth in Covance Drug Development, partially offset by higher expected revenue growth in LabCorp Diagnostics.

•
Net revenue growth in LabCorp Diagnostics of 5.0% to 7.0% over 2016 net revenue of $6.59 billion, which includes the negative impact from approximately 10 basis points of foreign currency translation and equates to constant currency revenue growth of 5.1% to 7.1%. This is an increase of 50 basis points over the prior guidance of 4.5% to 6.5% primarily due to strong organic growth.

•
Net revenue growth in Covance Drug Development is expected to be 0.0% to 2.0% as compared to net revenue in 2016 of $2.84 billion, which includes the negative impact from approximately 130 basis points of foreign currency translation and equates to constant currency revenue growth of 1.3% to 3.3%. This is 350 basis points lower than the prior guidance of 3.5% to 5.5% primarily due to first quarter results, as well as the mix of contracted awards won during the quarter.

•
Adjusted EPS of $9.20 to $9.60, an increase of approximately 4% to 9% as compared to $8.83 in 2016. This is lower than the prior guidance of $9.35 to $9.75 due to the decline in expected revenue growth.

•	Free cash flow (operating cash flow less capital expenditures) of $925 million to $975 million, an increase of approximately 3% to 9% over the prior year, unchanged from prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, Free Cash Flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 94174133. A telephone replay of the call will be available through May 9, 2017 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 94174133. A live online broadcast of LabCorp’s quarterly conference call on April 25, 2017 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through April 24, 2018.

About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to provide better care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,
	2017	2016

Net revenue	$2,408.1	$2,295.2
Reimbursable out-of-pocket expenses	38.9	72.8
Total revenues	2,447.0	2,368.0

Net cost of revenue	1,604.5	1,517.9
Reimbursable out-of-pocket expenses	38.9	72.8
Total cost of revenues	1,643.4	1,590.7

Gross profit	803.6	777.3

Selling, general and administrative expenses	419.4	414.3
Amortization of intangibles and other assets	47.6	44.3
Restructuring and other special charges	3.9	19.2

Operating income	332.7	299.5

Other income (expense):
Interest expense	(52.4)	(54.5)
Equity method income, net	2.3	1.4
Investment income	0.3	0.5
Other, net	(3.2)	6.7
Earnings before income taxes	279.7	253.6

Provision for income taxes	87.2	89.2

Net earnings	192.5	164.4
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$192.2	$164.1

Basic earnings per common share	$1.87	$1.61

Diluted earnings per common share	$1.84	$1.58

Weighted average basic shares outstanding	102.5	101.6

Weighted average diluted shares outstanding	104.3	103.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2017	2016
ASSETS:

Current assets:
Cash and cash equivalents	$365.5	$433.6
Accounts receivable, net of allowance for doubtful accounts of $245.8 and $235.6 at March 31, 2017 and December 31, 2016, respectively	1,356.9	1,328.7
Unbilled services	220.7	190.0
Supplies inventory	199.8	205.2
Prepaid expenses and other	343.1	321.2
Total current assets	2,486.0	2,478.7

Property, plant and equipment, net	1,720.0	1,718.6
Goodwill	6,502.1	6,424.4
Intangible assets, net	3,469.3	3,400.5
Joint venture partnerships and equity method investments	58.1	57.6
Deferred income tax assets	2.1	2.1
Other assets, net	190.4	165.1
Total assets	$14,428.0	$14,247.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$484.9	$508.4
Accrued expenses and other	564.7	595.2
Unearned revenue	184.4	176.0
Current portion of long-term debt	519.2	549.5
Total current liabilities	1,753.2	1,829.1

Long-term debt, less current portion	5,401.9	5,300
Deferred income taxes and other tax liabilities	1,212.4	1,204.9
Other liabilities	394.3	392.0
Total liabilities	8,761.8	8,726.0

Commitments and contingent liabilities	—	—
Noncontrolling interest	15.5	15.2

Shareholders' equity:
Common stock	12.1	12.1
Additional paid-in capital	2,051.1	2,131.7
Retained earnings	5,148.0	4,955.8
Less common stock held in treasury	(1,033.4)	(1,012.7)
Accumulated other comprehensive income	(527.1)	(581.1)
Total shareholders' equity	5,650.7	5,505.8
Total liabilities and shareholders' equity	$14,428.0	$14,247.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended March 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$192.5	$164.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	128.1	122.4
Stock compensation	27.7	31.8
Loss / (Gain) on sale of assets	0.5	(8.4)
Accreted interest on zero-coupon subordinated notes	0.2	0.5
Cumulative earnings less than distributions from equity affiliates	0.1	0.2
Deferred income taxes	18.7	18.2
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	(27.9)	(105.8)
Increase in unbilled services	(30.0)	(14.7)
Decrease in inventories	4.9	2.4
Increase in prepaid expenses and other	(21.9)	(22.5)
Decrease in accounts payable	(28.0)	(34.1)
Increase in unearned revenue	8.3	19.8
Decrease in accrued expenses and other	(39.4)	(46.6)
Net cash provided by operating activities	233.8	127.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72.2)	(71.4)
Proceeds from sale of assets	0.8	2.5
Proceeds from sale of investments	—	12.7
Acquisitions of licensing technology	(1.2)	—
Investments in equity affiliates	(21.1)	(2.1)
Acquisition of businesses, net of cash acquired	(151.8)	(93.3)
Net cash used for investing activities	(245.5)	(151.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	229.7	—
Payments on revolving credit facilities	(133.7)	—
Payments on zero-coupon subordinated notes	(30.8)	—
Payment of debt issue costs	—	—
Payments on long-term lease obligations	(2.2)	(1.5)
Noncontrolling interest distributions	(0.3)	(1.3)
Deferred acquisition costs	(1.4)	(9.8)
Net proceeds from issuance of stock to employees	26.9	11.9
Purchase of common stock	(148.0)	—
Net cash used for financing activities	(59.8)	(0.7)
Effect of exchange rate changes on cash and cash equivalents	3.4	4.6
Net increase in cash and cash equivalents	(68.1)	(20.1)
Cash and cash equivalents at beginning of period	433.6	716.4
Cash and cash equivalents at end of period	$365.5	$696.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended March 31,
	2017	2016

LabCorp Diagnostics
Net Revenue	$1,717.9	$1,590.6
Adjusted Operating Income	$341.0	$308.0
Adjusted Operating Margin	19.8%	19.4%

Covance Drug Development
Net Revenue	$690.3	$703.1
Adjusted Operating Income	$83.5	$103.2
Adjusted Operating Margin	12.1%	14.7%

Consolidated
Net Revenue	$2,408.1	$2,293.6
Adjusted Segment Operating Income	$424.5	$411.1
Unallocated corporate expense	(33.2)	(38.0)
Consolidated Adjusted Operating Income	$391.3	$373.1
Adjusted Operating Margin	16.2%	16.3%

The Consolidated Net Revenue and Adjusted Segment Operating Income are presented net of intersegment transaction eliminations. Covance Drug Development’s results for the three-month period ended March 31, 2016 excludes the impact from the wind-down of operations relating to a committed minimum volume contract that expired on October 31, 2015. Adjusted Operating Income and Adjusted Operating Margin are Non-GAAP measures. See the subsequent footnotes for reconciliations of Non-GAAP measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended March 31,
	2017	2016

Adjusted Operating Income
Operating Income	$332.7	$299.5
Acquisition-related costs	4.4	2.9
Restructuring and other special charges	3.9	19.2
Consulting fees and executive transition expenses	—	4.1
Wind-down of minimum volume contract operations	—	1.6
LaunchPad system implementation costs	2.7	1.5
Amortization of intangibles and other assets	47.6	44.3
Adjusted operating income	$391.3	$373.1

Adjusted EPS
Diluted earnings per common share	$1.84	$1.58
Restructuring and other special items	0.07	0.18
Amortization expense	0.31	0.29
Adjusted EPS	$2.22	$2.05

Free Cash Flow:
Net cash provided by operating activities	$233.8	$127.6
Less: Capital expenditures	(72.2)	(71.4)
Free cash flow	$161.6	$56.2

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the first quarter of 2017, the Company recorded net restructuring and other special charges of $3.9 million.  The charges included $2.7 million in severance and other personnel costs along with $1.6 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.4 million in unused severance reserves.

The Company incurred legal and other costs of $0.9 million relating to the recently completed acquisitions.  The Company also recorded $2.6 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $0.9 million in short-term equity retention arrangements relating to the acquisition of Covance. In addition, the Company incurred $2.7 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2017, by $6.9 million and diluted earnings per share by $0.07 ($6.9 million divided by 104.3 million shares).

2)
During the first quarter of 2016, the Company recorded net restructuring and other special charges of $19.2 million.  The charges included $4.5 million in severance and other personnel costs along with $17.0 million in costs associated with facility closures and general integration initiatives.  A substantial portion of these costs relate to the planned closure of duplicative data center operations. The Company reversed previously established reserves of $2.3 million in unused severance reserves primarily as the result of selling one of its minimum volume contract facilities to a third party.

The Company incurred additional legal and other costs of $1.6 million relating to the wind-down of its minimum volume contract operations.  The Company also recorded $1.7 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $1.2 million in short-term equity retention arrangements relating to the acquisition of Covance and $4.1 million of accelerated equity compensation relating to the announced retirement of a Company executive.  In addition, the Company incurred $1.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2016, by $19.0 million and diluted earnings per share by $0.18 ($19.0 million divided by 103.6 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns.  The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business.  For the quarters ended March 31, 2017 and 2016, intangible amortization was $47.6 million and $44.3 million, respectively ($32.4 million and $30.1 million net of tax, respectively) and decreased EPS by $0.31 ($32.4 million divided by 104.3 million shares) and $0.29 ($30.1 million divided by 103.8 million shares), respectively.

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